Exhibit 99.(4)(r)

Rider - Guaranteed Lifetime Withdrawal Benefit

This form may be cancelled only under certain disclosed conditions.

The Penn Mutual Life Insurance Company (the “Company”) agrees, subject to and in accordance with the provisions of this supplemental agreement, to provide the Guaranteed Lifetime Withdrawal Benefit described below.

This agreement is a part of the contract to which it is attached.  It is subject to all of the provisions of the contract unless stated otherwise in this agreement.

Guaranteed Lifetime Withdrawal Benefit — When this rider is in effect, the Guaranteed Lifetime Withdrawal Benefit provides Guaranteed Annual Lifetime Withdrawal Amounts as described below.

Joint Life Guarantee — A Joint Life Guarantee is issued when a Joint Annuitant is specified in the application and specified in Contract Specifications. The joint annuitant must be a natural person, a legal spouse, and the surviving Joint Annuitant must be the primary beneficiary.  The Guaranteed Annual Lifetime Withdrawal Amount is guaranteed over the lifetime of the Annuitant and Joint Annuitant.  Unless the rider is changed to a Single Life Guarantee before withdrawals have begun and while the Contract Owner is living, the spousal Joint Annuitant must always be the Owner’s primary beneficiary.

Single Life Guarantee — A Single Life Guarantee is issued when a Joint Annuitant is not named in the application and specified in the Contract Specifications.  The Guaranteed Annual Lifetime Withdrawal Amount is guaranteed over the lifetime of the Annuitant. If the Contract Owner is a natural person, the Contract Owner must also be the Annuitant.

This rider is available only if, on the Contract Date, the Annuitant (if a Single Life Guarantee) or the younger of the Annuitant or the Joint Annuitant (if a Joint Life Guarantee) is not younger than 35 and is not older than 80. The Contract Date is shown on the Contract Specifications.

Lifetime Withdrawal Base — The Lifetime Withdrawal Base establishes the basis for the Guaranteed Annual Lifetime Withdrawal Amount as defined below.

1)             On the Contract Date:

On the Contract Date, the Guaranteed Lifetime Withdrawal Benefit Base is equal to the Initial Purchase Payment received plus any Purchase Payment Enhancement, if applicable;

2)             Prior to the first withdrawal after the Contract Date:

The Lifetime Withdrawal Base is equal to the sum of (1) plus (2), where,

(1) is the Contract Value on the Contract Date; and

(2) is each Purchase Payment received after the Contract Date.

Automatic Step-Up - On each contract anniversary before the first withdrawal, if the Contract Value is greater than the Lifetime Withdrawal Base, then the Lifetime Withdrawal Base will be increased automatically to the Contract Value.

3)             On the first withdrawal after the Contract Date:

The Lifetime Withdrawal Base is the greater of (a) or (b) below, where:

(a)   is the Contract Value on the date of the first withdrawal, prior to the first withdrawal; or

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(b)   is the sum of (1) plus (2), where;

(1)  is the Contract Value on the Contract Date; and

(2)  is each Purchase Payment received after the Contract Date.

Automatic Step-Up — At the time of the first withdrawal, if the Contract Value is greater than the Lifetime Withdrawal Base, then the Lifetime Withdrawal Base will be increased automatically to the Contract Value.

As a result of the Step-Up, the Guaranteed Annual Lifetime Withdrawal Amount steps up to an amount equal to the Contract Value, multiplied by the Guaranteed Annual Lifetime Withdrawal Percentage.

4)    After the first withdrawal after the Contract Date:

Inflation Adjustment — if the age of the Annuitant in case of a Single Life Guarantee or age of the younger of the Annuitant or Joint Annuitant in case of a Joint Life Guarantee is greater than or equal to 59 ½, an inflation adjustment is credited to the Lifetime Withdrawal Base on each contract anniversary following the first withdrawal.  There is no inflation adjustment credited, if the age of the Annuitant in case of a Single Life Guarantee or age of the younger of the Annuitant or Joint Annuitant in case of a Joint Life Guarantee is less than 59 ½.

The inflation adjustment is calculated as the product of (a) and (b), where:

(a)            is the current CPI Factor; and

(b)           is the average monthly value of the Lifetime Withdrawal Base throughout the contract year

CPI Factor — The CPI Factor will be updated on the 1st day of the month of each contract anniversary.  The CPI Factor is calculated as the ratio of (a) to (b) below, where:

(a)       is the greater of 0 and the difference between (1) and (2), where:

(1)                 is the Consumer Price Index for All Urban Consumers released in the previous month; and

(2)                 is the Consumer Price Index for All Urban Consumers released twelve months prior to the most recent release

(b)           is the Consumer Price Index for All Urban Consumers released twelve months prior to the most recent release

On the first contract anniversary following the first withdrawal, the CPI Factor will be prorated for the partial year between the date of the first withdrawal and the contract anniversary.

The Consumer Price Index for All Urban Consumers is published monthly by the Bureau of Labor Statistics of the United States Department of Labor.  If this index is discontinued or a new Index series is established on a different basis, the Company may establish a new basis for determining the CPI Factor.  The Contract Owner will be given at least 90 days notice prior to any such change.

Excess Withdrawal Reduction — Cumulative withdrawals in a contract year that exceed the Guaranteed Annual Lifetime Withdrawal Amount will reduce the Lifetime Withdrawal Base in a proportional manner.  The Excess Withdrawal is the amount by which the cumulative withdrawals exceed the Guaranteed Annual Lifetime Withdrawal Amount.  The reduction is determined by multiplying the Excess Withdrawal by the ratio of (a) to (b) where

(a)          is the Lifetime Withdrawal Base; and

(b)         is the Contract Value, where both the Lifetime Withdrawal Base and the Contract Value are determined immediately prior to such Excess Withdrawal.

Effect of Withdrawals Less Than the Guaranteed Annual Lifetime Withdrawal Amount — If total withdrawals in a contract year are less than to the Guaranteed Annual Lifetime Withdrawal Amount, the Guaranteed Annual Lifetime Withdrawal Amount is not increased in subsequent contract years.

Automatic Annual Step-Up - On each contract anniversary following the first withdrawal, if the Contract Value is greater than the Lifetime Withdrawal Base, then the Lifetime Withdrawal Base will be increased automatically to the Contract Value.

As a result of the Step-Up, the Guaranteed Annual Lifetime Withdrawal Amount steps up to an amount equal to the Contract Value, multiplied by the Guaranteed Annual Lifetime Withdrawal Percentage.

Effect of Required Minimum Distributions on Guaranteed Lifetime Withdrawal Benefit — The Guaranteed Annual Lifetime Withdrawal Amount will be increased in any contract year in order to meet that contract year’s required minimum distribution requirement according to the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. This increase will not be treated as an Excess Withdrawal and applies only in relation to the required minimum distribution based on the value of the contract.

Enhanced Death Benefit - Prior to the Annuity Date and upon receipt of due proof of the Annuitant’s death for Single Life Guarantees, or the last death of the Annuitant and Joint Annuitant for Joint Life Guarantees, and the necessary forms to make payment to a beneficiary, the Company will pay to the beneficiary a Enhanced Death Benefit in addition to the death benefit provided in the contract to which this agreement is attached.  The Enhanced Death Benefit is equal to the remaining Enhanced Death Benefit Base, which is calculated as described  below for purposes of determining the Enhanced Death Benefit, minus the sum of the Fixed Account death benefit and the Variable Account death benefit payable under the contract.  The Enhanced Death Benefit cannot be less than zero. The maximum Enhanced Death Benefit is shown in the Additional Contract Specifications.

Enhanced Death Benefit Base - For purposes of calculating the Enhanced Death Benefit as described below,

1.            On the Contract Date:

If the Guaranteed Lifetime Withdrawal Benefit Contract Date is the Contract Date, the Enhanced Death Benefit Base is the Initial Purchase Payment received plus any Purchase Payment Enhancement, if applicable;

2.            Prior to the first withdrawal after the Contract Date:

The Enhanced Death Benefit Base is equal to the greater of (a) and (b), where:

(a)          is the sum of (1) plus (2), where,

(1)  is the Contract Value on the Contract Date; and

(2)  is each Purchase Payment received after the Contract Date.

(b)           is the highest Contract Value as of a contract anniversary date until the  Annuitant’s attainment of Age 80, or Age 80 of the younger of the Annuitant and the Joint Annuitant for Joint Life Guarantees.

3.  On the first withdrawal after the Contract Date:

The Enhanced Death Benefit Base is the greater of (a) or (b), where:

(a)     is the Contract Value on the date of the first withdrawal, just before the first withdrawal;

(b)               is the highest Contract Value as of a contract anniversary date until the Annuitant’s attainment of Age 80 for Single Life Guarantees, or Age 80 of the younger of the Annuitant and the Joint Annuitant for Joint Life Guarantees.

4.            After the first withdrawal after the Contract Date:

Effect of Withdrawals on the Enhanced Death Benefit Base - If total withdrawals in a contract year are less than or equal to the Guaranteed Annual Lifetime Withdrawal Amount, the Enhanced Death Benefit Base is reduced for the withdrawals on a dollar-for-dollar basis.  If the total withdrawals in a contract year exceed the Guaranteed Annual Lifetime Withdrawal Amount, the Enhanced Death Benefit Base is reduced for the amount of the Excess Withdrawals in a proportional manner.  The reduction is determined by multiplying the Excess Withdrawal by the ratio of (a) to (b) where,

(a)          is the Enhanced Death Benefit Base immediately prior to the Excess Withdrawal; and

(b)         is the Contract Value immediately prior to the withdrawal of the Excess Withdrawal.

Step-Up of the Enhanced Death Benefit Base -- At the time of step-up of the Guaranteed Lifetime Withdrawal Benefit Base, the Enhanced Death Benefit Base automatically steps-up to 100% of the Contract Value until the Annuitant’s attainment of Age 80 for Single Life Guarantees, or Age 80 of the younger of the Annuitant and the Joint Annuitant for Joint Life Guarantees.

Purchase Payments made after the date of the first withdrawal will increase the Enhanced Death Benefit Base on a dollar-for-dollar basis.

Remaining Guaranteed Lifetime Withdrawal Benefit Payments When Contract Value is Reduced to Zero — If the Contract Value is reduced to zero and the Lifetime Withdrawal Base is still positive, the Remaining Guaranteed Lifetime Withdrawal Benefit Payments will be made as described below.  In this situation, the only provisions of the Contract that remain in effect are those that are associated with Remaining Guaranteed Lifetime Withdrawal Benefit Payments.  No additional Purchase Payments will be accepted once the Contract Value is reduced to zero.

If the Contract Value is reduced to zero in a contract year and there is any Guaranteed Annual Lifetime Withdrawal Amount due, the Contract Owner will receive any Remaining Guaranteed Lifetime Withdrawal Benefit Payment, equal to the Guaranteed Annual Lifetime Withdrawal Amount in effect for the year which has not yet been withdrawn, as of the date the Contract Value is reduced to zero.

Remaining Guaranteed Lifetime Withdrawal Benefit Payments are made once each contract year.

If the total Remaining Guaranteed Lifetime Withdrawal Benefit Payments due each contract year are less than $100, the Remaining Guaranteed Lifetime Withdrawal Benefit Payments will be commuted and a lump sum will be paid.  Such payments will be commuted using the greater of the then currently available annuity factors or the then currently available annuity factors for a single life annuity for the contract to which this rider is attached.

Annuity Payments — If annuity payments are to commence under the conditions specified in the Contract to which this rider is attached, the Contract Owner can elect one of the following options:

(a)          apply the Contract Value to any of the annuity options available in the Annuity Options section of the Contract;

(b)         request that as of the annuity payment commencement date, annuity payments are made each year equal to the Guaranteed Annual Lifetime Withdrawal Amount until the death of the Annuitant for Single Life Guarantees, or the death of the Annuitant and Joint Annuitant for Joint Life Guarantees;

If annuity payments are to commence under the conditions specified in the contract to which this rider is attached and none of the above elections have been made, then the default annuity option in your contract will apply.

Transfer Limits - This rider modifies the Transfers section of the contract to which it is attached, as follows:

No more than two transfers may be made in a calendar month and no more than 12 such transfers can be made in a calendar year.

Investment Allocation Limits - The Company reserves the right to make the availability of the Benefit incorporated within this rider contingent upon the allocation of the entire Contract Value, for the full Benefit Period, according to an asset allocation program established by the Company for this agreement.

Rider Charge - On an annual basis the Rider Charge will be a percentage of the monthly average of the Lifetime Withdrawal Base and will be deducted from the Contract Value.  The Rider Charge will be deducted annually on the date specified in the Additional Contract Specifications and will not exceed the Maximum Rider Charge shown on the Additional Contract Specifications. The Rider Charge will not be deducted after the Annuity Date.

On the date of an automatic step-up of the Lifetime Withdrawal Base, the rider charge may be increased, but not greater than the current charge applicable to the class of Contract Owners then electing this rider. The current charge will not exceed the Maximum Rider Charge shown in the Additional Contract Specifications. The Owner can opt out of the rider charge increase, in which case the rider charge will not be increased and all future automatic annual step-ups will be suspended.  Upon request, the Owner will have the option to elect to receive the automatic annual step-ups.

Changes to Single Life Guarantees - Single Life Guarantees cannot be converted to Joint Life Guarantees.  A spouse may not be added as a Joint Annuitant or Successor Owner after the Contract Date.

Changes to Joint Life Guarantees - If no withdrawals have been taken, a Joint Life Guarantee may be changed to a Single Life Guarantee.  The Joint Annuitant can also be changed to the Annuitant’s current spouse if no withdrawals have been taken.  If the Company accepts either change, the Owner can also request a Change of the Primary Beneficiary of the contract.

If a withdrawal has been taken, the Joint Annuitant cannot be changed.  The Owner can however, request that the Joint Annuitant be removed from the contract, but the Rider Charge would remain at the Joint Life Guarantee charge, and the Annual Guaranteed Withdrawal Percentage would not change.

For any requested written Change accepted by the Company, the Company will send the Owner amended Contract Specifications.  Please contact the Company for additional details.

Impact of Annuitant’s Death for Joint Life Guarantees - Upon the death of the Annuitant, the surviving Joint Annuitant, if any, shall have the right to one of the following elections:

(1)          Become the Successor Owner of the contract and continue payments under the Joint Life Guarantee, or

(2)          Surrender the Contract and receive a Death Benefit equal to the Contract Value as of the date of the annuitant’s death.

If no withdrawals have been taken, the guarantee converts to a Single Life Guarantee based on the Joint Annuitant’s lifetime and the Rider charge will convert to a charge for a Single Life Guarantee. If withdrawals have been taken, the guarantee does not change and the Guaranteed Annual Lifetime Withdrawal Amount applies to the Joint Annuitant’s lifetime.

If the Joint Annuitant is not alive on the date of death of the Annuitant, the Death Benefit is payable to a beneficiary and the rider is terminated.

Impact of Joint Annuitant’s Death for Joint Life Guarantees - If the Annuitant is still alive after the Joint Annuitant’s death, no Death Benefit is paid.  If no withdrawals have been taken, the Contract Owner has the option to convert the guarantee to a Single Life Guarantee and the Rider charge will convert to a charge for a Single Life Guarantee based on the Annuitant’s lifetime.  The Company must receive this request in writing from the Contract Owner.  If the Contract Owner does not convert the guarantee to a Single Life Guarantee, the Annuitant may name a new spouse as the Joint Annuitant before withdrawals are taken.  The Owner should request a Change of the Primary Beneficiary. If withdrawals have been taken, the guarantee does not change.

If the Annuitant is not alive on the date of death of the Joint Annuitant, the Death Benefit is payable to a beneficiary and the rider is terminated.

Termination of Agreement - This agreement will terminate:

a)              at any time after the third contract anniversary immediately following receipt by the Company of a written request by the Contract Owner to discontinue the agreement;

b)             if the Contract Value equals zero and there is no Guaranteed Annual Lifetime Withdrawal Amount due in future years;

c)              upon full surrender of the contract;

d)             on the date of the death of the Annuitant for Single Life Guarantees, or the date of the last death of the Annuitant or Joint Annuitant for Joint Life Guarantees;

e)              upon annuitization.

Effective Date - The Effective Date of this agreement is the same as the Contract Date of the contract unless another effective date is shown below.

The Penn Mutual Life Insurance Company